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                                    AGREEMENT

         This Agreement ("Agreement") is executed as of November 1,1999, by and between The RiceX Company, a Delaware corporation ("RiceX"), and NutraStar, a Nevada corporation ("NutraStar").

         A. RiceX is a producer of nutritionally dense ingredients and related products (the "Products").

         B. NutraStar has been formed to engage in the distribution and sale of nutraceutical products involving nutritionally dense ingredients, and desires to obtain a supply of nutritionally dense ingredients and an exclusive arrangement with RiceX for the sale of nutritionally dense ingredients to the entire nutraceutical and human market on the terms set forth below.

         C. RiceX is willing to grant NutraStar a right of first refusal to acquire its nutritionally dense ingredients and to grant NutraStar an exclusive arrangement with RiceX in the entire nutraceutical and human market on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the foregoing recitals and for other valuable consideration, the parties agree as follows:

                  1. SALE OF PRODUCTS. RiceX agrees to sell its Products identified in Exhibit "A" attached hereto to NutraStar on the terms and subject to the conditions of this Agreement. NutraStar shall be entitled to a "most favored customer" status, exclusive of samples (which shall be free). The price to be charged to NutraStar for its purchase of any Products shall be that price which is published in the RiceX standard price sheet or the price negotiated with other customers for like quantities and like Products, whichever is less ("Price"); PROVIDED, HOWEVER, that for a period of one year from the date hereof, RiceX shall sell its Products to NutraStar at a five percent (5%) discount from the Price, to the extent the Products are to be resold to existing customers of RiceX, all of which are identified in Exhibit "B" attached hereto. All payments due to RiceX hereunder shall be paid to RiceX in United States dollars not later than thirty (30) days following the date of the applicable invoice from RiceX. All Products delivered to NutraStar shall be FOB RiceX's plant of origin of the Products, and upon delivery to the proper carrier title and risk of loss and delay shall pass to NutraStar. RiceX shall deliver Products to the common carrier specified by NutraStar within ten (10) days after the date for which delivery of Products is requested in a mutually executed

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purchase order from NutraStar, and shall assist NutraStar in arranging any desired insurance (in amounts that NutraStar shall determine) and transportation to any destinations specified in writing from time to time by NutraStar. All insurance premiums and other expenses relating to such transportation and delivery shall be at NutraStar's expense.

                  2.       RIGHT OF FIRST REFUSAL.

                           (a) RIGHT OF FIRST REFUSAL. RiceX hereby grants to
NutraStar a right of first refusal (the "Right of First Refusal") to purchase all of the RiceX Products not already under contract to RiceX non-human/feed customers.

                           (b) EXERCISE RIGHT OF FIRST REFUSAL. In order to
exercise the right of first refusal granted to it hereunder, RiceX will provide NutraStar with production surplus for the first half of 2000, and will notify NutraStar on or before April 1 and October 1 of each year commencing in 2000 of the amount of estimated production of Products during the following six (6) calendar months. Thereafter, on or before May 1 and November 1 of each year commencing in 2000, NutraStar shall inform RiceX in writing of the amount of each Product that NutraStar is willing to purchase during the following six (6) calendar months To the extent that NutraStar commits to purchase RiceX Products, RiceX shall be obligated to manufacture and supply such Products, and NutraStar then shall be obligated to purchase the Products on a take or pay basis. In addition, should NutraStar commit to purchase a certain quantity of RiceX Products per month, but elects to take delivery of a lesser amount, RiceX shall be paid for the total contracted production but will deliver the additional Products as and when directed by NutraStar during the ensuing twelve (12) month period. Should NutraStar fail to direct delivery of said production during the ensuing twelve (12) month period, NutraStar shall forfeit prepaid funds and the right to receive the Product.

                           (c) SALES TO OTHER CUSTOMERS. In the event that
NutraStar does not elect to purchase all of the estimated semi-annual production of RiceX, RiceX then shall be entitled to sell the balance of its production to other customers, but not to customers in the human market. Notwithstanding the foregoing, if NutraStar declines to sell to any customer in the human market, NutraStar will notify RiceX and, if NutraStar consents (in writing), RiceX shall be entitled to sell to such human market customer.

                           (d) TERM. The term of this right of first refusal
(and of this Agreement) shall be for ten (10) years commencing on the date hereof and continuing until October 31, 2009. In addition, provided that

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NutraStar is not then in material default under this Agreement, NutraStar shall have the option to extend the term of this Agreement for four (4) periods of five (5) years each. Such extensions shall occur automatically unless NutraStar gives written notice to RiceX at least ninety (90) days prior to the expiration of the initial term or each renewal term that it does not elect to extend the term of this Agreement.

                  3.       EXCLUSIVE RIGHT TO SELL.

                           (a) EXCLUSIVE RIGHT TO SELL. Subject to meeting the
minimum purchase requirements set forth in paragraph 3(b) below, RiceX hereby grants to NutraStar the exclusive right to sell Products which include RiceX ingredients to the entire nutraceutical and human market, including current customers of RiceX. During the term of this Agreement, no one other than NutraStar shall sell Products for the nutraceutical and human market, except as provided in paragraph 2(c) above. In addition, in the event anyone contacts RiceX with a business opportunity for the nutraceutical or human market, RiceX shall forward that inquiry to NutraStar.

                           (b) MINIMUM PURCHASE REQUIREMENTS. The exclusive
rights granted to NutraStar under paragraph 3(a) of this Agreement (but no other rights granted hereunder) shall terminate in the event that NutraStar purchases less than $2,000,000 (not including sales to customers indicated on Exhibit "B" attached hereto) of Products through April 30, 2001, and $5,000,000 of Products in 2002. Thereafter, the exclusive rights granted to NutraStar hereunder shall be subject to minimum purchases of $6,000,000 in 2003, $7,200,000 in 2004, $8,640,000 in 2005, and increasing thereafter at the rate of five percent (5%) per annum from 2006 through the remaining term of this Agreement. All purchases in excess of the required minimum per year shall be carried over to the following year, and NutraStar's obligation to meet such minimum purchase requirements is subject to RiceX manufacturing sufficient Product to allow NutraStar to meet such minimum purchases.

                           (c) LICENSE FOR TRADEMARKS. In addition to the
exclusive right to sell described in this paragraph, and in consideration of NutraStar's payment of all filing fees for future trademarks and patents, so long as NutraStar is not in default hereunder, RiceX hereby grants to NutraStar an exclusive license to use the trademarks "MiraChol-Registered Trademark-" and "MaxE-Registered Trademark-," and the non-exclusive right to use the RiceX trademark. NutraStar also shall be required to imprint the RiceX trademark brand on all products incorporating RiceX Products sold by NutraStar during the term of this Agreement. RiceX agrees that it is the holder of the trademarks ("Trademarks") mentioned in this paragraph, and that the sale and use of the Products and the Trademarks will not infringe any person's rights. RiceX shall indemnify and defend NutraStar against any and all such infringement claims, demands,

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actions, losses, damages, fines, penalties, costs and expenses (including reasonable attorneys' fees). NutraStar acknowledges that RiceX's right in the Trademarks are subject to an existing security interest in favor of a lender.

                           (d) TERM OF EXCLUSIVE RIGHT TO SELL AND EXCLUSIVE
LICENSE TO USE TRADEMARKS. The term of the exclusive rights granted to NutraStar hereunder shall be for the term of this Agreement (including extensions) as provided in paragraph 2(d) above.

                           (e) PAYMENT FOR EXCLUSIVE RIGHTS. In consideration
for granting the exclusive rights and license to NutraStar hereunder, NutraStar shall pay to RiceX the following:

                                    (i) A royalty of two percent (2%) of
NutraStar's gross receipts other than receipts constituting royalties received from sublicensing the rights granted by RiceX hereunder, and payment of all royalty fees received from sublicensing the rights granted by RiceX hereunder. For purposes of this Agreement, the term "gross receipts" means the total receipts received by NutraStar who are involved in the sale of nutraceutical products from all sources, but shall be net of freight charges and other similar costs and shall exclude refunds for merchandise returned which were previously included in gross receipts, allowances or adjustments granted to customers to the extent that these were previously included in gross receipts, transfers of merchandise from warehouse to warehouse provided that such transfer was not for the purpose of delivery of merchandise sold, merchandise returned to vendors, and sales, use, gross receipts, excise and like taxes which are added to the selling price of merchandise at the point of sale and paid for by the customer,

                                    (ii) NutraStar shall keep full and complete
records and books of account reflecting all sales and business transactions in order to enable RiceX to ascertain the royalty payments due hereunder. NutraStar agrees to keep all records pertaining to gross receipts at its main office for a period of not less than three (3) years following the date on which NutraStar submits its report of gross receipts based on such records. NutraStar also shall prepare and deliver to RiceX within thirty (30) days after the end of each calendar quarter a true written statement signed by NutraStar or its duly authorized officer or agent showing in such form and detail as RiceX shall reasonably specify the elements and amounts of gross receipts during such calendar quarter or fraction thereof. With said statement for each calendar quarter, NutraStar shall pay to RiceX the amount of royalty due for such calendar quarter. If NutraStar shall fail to prepare and deliver, within the time above mentioned, any statement of gross receipts or other related information required hereunder, RiceX may elect to treat NutraStar's failure as a

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breach of this Agreement. RiceX also may elect to conduct an audit of all books and records of NutraStar which in any way pertain to or show gross receipts. Such audit may be conducted by RiceX or by its authorized representative. If the statement prepared as a result of such audit indicates that any additional royalties are due, NutraStar shall pay such royalties, plus interest thereon at the maximum rate from the date such payment was due until the date of payment, and in addition, in any case where the amount of gross receipts shown by such audit is equal to or in excess of one hundred four percent (104%) of the amount disclosed by NutraStar's statement for the same period, NutraStar shall pay for the cost of the audit.

                           (f) INFRINGEMENT. RiceX shall use its best efforts to
prevent others from infringing upon the exclusive rights granted to NutraStar hereunder, but shall not be liable for such infringement, nor shall such infringement affect any payments required hereunder.

                           (g) TERRITORY. This Agreement shall relate to
domestic sales only. During the term of this Agreement, RiceX may sell Products to customers in other countries, however RiceX will negotiate with NutraStar for an extension of this Agreement to cover sales in other countries on a country-by-country basis. In addition, during the term of this Agreement, RiceX shall make every reasonable effort, including written notification to customers, to make certain that RiceX Products purchased by customers outside of the United States shall only be distributed in the country of purchase.

                           (h) INDEMNIFICATION.

                                    (i) RiceX agrees to indemnify NutraStar for,
and hold it harmless from and against, any and all costs, expenses and damages (including reasonable attorneys' fees and expenses) incurred in connection with any suit, action or claim arising out of, or as a result of, any claims for damages to person or property occasioned from the use of the products to be sold by NutraStar after the date hereof, if and only if, such damages are caused by the Products purchased hereunder from RiceX and not any additions to or modifications of the Products made by NutraStar ("Additions and Modifications").

                                    (ii) NutraStar agrees to indemnify RiceX
for, and hold it harmless from and against, any and all costs, expenses and damages (including reasonable attorneys' fees and expenses) incurred in connection with any suit, action or claim arising out of, or as a result of, any claims for damages to person or property occasioned from the use of the products to be sold by NutraStar after the date hereof, if and only if, such damages are caused by the Modifications and Additions and not the Products purchased hereunder from RiceX.

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                  4.       DEFAULT. A party shall be in default under this
Agreement if any of the following shall occur:

                           (a) NutraStar shall fail to pay any royalty due
hereunder as and when due;

                           (b) RiceX shall fail to manufacture Products for sale
to NutraStar hereunder; or

                           (c) Either party shall otherwise breach any term or
condition of this Agreement.

If an event of default shall occur and is not cured within thirty (30) days after the giving of written notice thereof to the defaulting party, the other party shall be entitled to terminate this Agreement and the exclusive rights and exclusive license granted hereby, and pursue any and all claims for damages. In addition, in the event that NutraStar fails to meet the minimum purchase requirements for December 31, 2000 as set forth in paragraph 3(b) above, all results, reports, information and materials derived from the clinical trials, testing and research to be undertaken by NutraStar (which materials and information currently are owned by NutraStar) shall become the property of RiceX and shall be delivered to RiceX by NutraStar, subject to a non-exclusive right in favor of NutraStar to continue to use such materials and information free of charge.

                  5. ADDITIONAL OBLIGATIONS OF NUTRASTAR. In consideration of the rights granted to NutraStar hereunder, NutraStar agrees to assume the following obligations from and after the date hereof:

                           (a) NutraStar shall sublease from RiceX a portion of
RiceX's premises pursuant to the sublease agreement attached hereto as Exhibit "C" and incorporated herein by reference.

                           (b) NutraStar shall assume and pay all costs
associated with RiceX's current scientific staff, as well as all other personnel working within the premises which will be subleased to NutraStar as provided in paragraph 5(a) above. RiceX agrees to terminate such scientific staff and other employees and NutraStar agrees to employ such scientific staff and personnel, all as of March 1, 2000.

                           (c) NutraStar further agrees to perform all quality
control functions required for the Products produced by RiceX. Such quality control functions will be as reasonably agreed by RiceX and will not exceed thirty (30) hours per week of time commitment. All costs and expenses associated with such quality control function will be paid by NutraStar.

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                  6.       MISCELLANEOUS.

                           (a) TIME IS OF THE ESSENCE. Time is of the essence in
the performance of the parties' respective obligations herein contained.

                           (b) FURTHER ASSURANCE. Each party agrees that upon
the request of the other it will, from time to time, execute and deliver to such other party all such instruments and documents of further assurance or otherwise, and will do any and all such acts and things, as reasonably may be required to carry out the obligations of such party hereunder and consummate the transactions contemplated hereby.

                           (c) HEADINGS. The headings of this Agreement are
included for purposes of reference and convenience only and shall not limit or otherwise affect the construction or interpretation of any of the provisions of this Agreement.

                           (d) ENTIRE AGREEMENT: MODIFICATION. This Agreement,
including all exhibits, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith. No supplement, modification or amendment of this Agreement shall be effective unless executed in writing by all of the parties hereto.

                           (e) NOTICE. Whenever the service or the giving of any
document or consent by or on behalf of any party hereto upon any other party is herein provided for, or becomes necessary or convenient under the provisions of this Agreement or any document related hereto, a valid and efficient service of such document shall be effected by delivering the same in writing to such party in person, by Federal Express or other reputable courier, by facsimile, or by sending the same by registered or certified mail, return receipt requested, and shall be deemed received upon personal delivery if delivered personally, by Federal Express or other reputable courier or by facsimile, or four (4) business days after deposit in the mail in the United States, postage prepaid, addressed to the person to receive such notice or communication at the following address:

The RiceX Company:                 1241 Hawk's Flight Court
                                   El Dorado Hills, California  95762

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                                   Attention:  Daniel L McPeak, Sr.
                                   Telephone: (916) 933-3000
                                   Facsimile: (916) 933-3232


NutraStar:                         1261 Hawk's Flight Court
                                   El Dorado Hills, California  95762
                                   Attention: Patricia McPeak
                                   Telephone: (916) 933-7000
                                   Facsimile: (916) 933-7001

Notice of change of address shall be given by written notice in the manner detailed in this paragraph 6(e).

                           (f) COUNTERPARTS. This Agreement may be executed in
counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

                           (g) SUCCESSORS AND ASSIGNS. Neither party may assign
any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent may be withheld in such party's sole and absolute discretion. Subject to the foregoing, this Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

                           (h) SEVERABILITY. In the event any portion of this
Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Agreement, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been a part of this Agreement.

                           (i) GENDER AND NUMBER. As used in this Agreement, the
masculine, the feminine and the neuter gender, and the singular or plural number, shall be deemed to include the others wherever the context so indicates or requires.

                           (j) ATTORNEYS' FEES. In the event of the bringing of
any action by any party hereto against any other party arising out of this Agreement, the party who is determined to be the prevailing party shall be entitled to recover from the other party all costs and expenses of suit, including reasonable attorneys' fees.

                           (k) GOVERNING LAW; DISPUTES. This Agreement shall be
governed by and construed

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under the law of the State of California, disregarding any principles of conflicts of law that would otherwise provide for the application of the substantive law of another jurisdiction. Each of the undersigned (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the Superior Court of the State of California, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consents to the jurisdiction of the Superior Court of the State of California in any such suit, action or proceeding. Each of the undersigned further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the Superior Court of the State of California and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.

                           (l) FORCE MAJEURE. Either party shall be excused from
all obligations under this Agreement to the extent performance is prevented by a Force Majeure. For purposes of this Agreement, a "Force Majeure" includes only Acts of God; hurricane, tornado and other weather conditions; labor strike, lockout or other major industrial disturbance; war, riot, sabotage, act of public enemy, terrorist act or gang violence; serious illness or epidemic; earthquake or other earth movement, flood or other natural disaster; bomb blast or other explosion; fire; or government action that prevents performance.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      The RiceX Company
                                      A Delaware Corporation
                                      ("RiceX")

                                      By: /s/ DANIEL MCPEAK, SR
                                          ------------------------------------
                                          Name:   Daniel McPeak, Sr
                                          Its:  Chief Executive Officer and
                                                Chairman of the Board

                                          NutraStar
                                          A Nevada Corporation
                                          ("NutraStar")

                                          By: /s/ PATRICIA McPEAK
                                          ------------------------------------
                                               Name:  Patricia McPeak
                                               Its:  President

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                                   EXHIBIT "A"

                                  PRODUCT LINE

         Stabilized Rice Bran  (SRB Fine)

         SRB Fine

         Dextrinized SRB

         Rice Soluble

         Rice Bran Fiber Concentrate

         High Beta-Glucan

         Stabilized Flaxseed and Flaxseed Meal

         Rice Bran Oil

         Enhanced Rice Bran Oil

         And any and all other products developed by RiceX during the term of this Agreement

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                                   EXHIBIT "B"

                                  Customer List*



* Confidential treatment granted as to certain portions.